Exhibit 4.1

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement, dated the 29th day of July, 2014, by and among Layne Christensen Company, a Delaware corporation (the “Administrative Borrower”), each Co-Borrower (as defined in the Credit Agreement (as defined below)), the Guarantors (as defined in the Credit Agreement), the Lenders (as defined in the Credit Agreement) from time to time party thereto, PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Agent”), PNC Bank, National Association, as swingline lender (in such capacity, the “Swingline Lender”), and PNC Bank, National Association, as issuing bank for the Lenders (in such capacity, an “Issuing Bank”) (the “First Amendment”).

W I T N E S S E T H:

WHEREAS, the Administrative Borrower, each Co-Borrower, the Guarantors, the Lenders party thereto, the Co-Collateral Agents (as defined in the Credit Agreement), the Agent, the Swingline Lender and the Issuing Bank entered into that certain Credit Agreement, dated as of April 15, 2014 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders, the Swingline Lender and the Issuing Bank, as applicable, agreed to extend credit to Borrowers (as defined in the Credit Agreement); and

WHEREAS, the Borrowers and the Guarantors desire to amend certain provisions of the Credit Agreement and the Agent, the Lenders, the Swingline Lender and the Issuing Bank desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2. Section 1.01 of the Credit Agreement is hereby amended by deleting the following definition in its entirety and in its stead inserting the following:

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement and the other Loan Documents, if, on any date of determination, a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any other equivalent applicable rule of the ISP, the UCP or otherwise, as the case may be, with respect to force majeure events), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn thereunder.

3. Section 2.17(a) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(a) General. Subject to the terms and conditions set forth herein, the Administrative Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for the Administrative Borrower’s account or the account of a Co-Borrower or another Wholly Owned Subsidiary, in each case to support payment and performance obligations incurred in the ordinary course of business by the Administrative Borrower and its Wholly Owned Subsidiaries (other than obligations in respect of the Senior Unsecured Notes, Subordinated Indebtedness or Equity Interests) in a form reasonably acceptable to the Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided, that, each Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of any Borrower or another Wholly Owned Subsidiary). Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the ISP 98. Letters of Credit shall be issued in Dollars. The Issuing Bank shall have no obligation to issue, and the Administrative Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, (i) the LC Exposure would exceed the LC Commitment, (ii) the Total Revolving Exposure would exceed the Total Availability at such time, or (iii) the expiry date of the proposed Letter of Credit is on or after than the close of business on the Letter of Credit Expiration Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Administrative Borrower to, or entered into by the Administrative Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

4. Section 5.13(b) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(b) Upon Co-Collateral Agents’ request, Borrowers shall, at their expense, deliver or cause to be delivered to

Co-Collateral Agents (i) an Equipment Appraisal, but so long as no Event of Default shall exist or have occurred and be continuing, no more than three (3) such Equipment Appraisals shall be at the cost and expense of Borrowers in any twelve (12) consecutive month period; except, that, upon Co-Collateral Agents’ request, one (1) additional Equipment Appraisal may be conducted during such twelve (12) consecutive month period at the cost and expense of Borrowers; (ii) a Real Property Appraisal, but so long as no Event of Default shall exist or have occurred and be continuing, no more than one (1) such Real Property Appraisal shall be at the cost and expense of Borrowers in any twelve (12) consecutive month period, and (iii) an Inventory Appraisal, but so long as no Event of Default shall exist or have occurred and be continuing, no more than one (1) such Inventory Appraisal shall be at the cost and expense of Borrowers in any twelve (12) consecutive month period

5. The provisions of Sections 2 through 4 and Section 6 of this First Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

(a)	this First Amendment, duly executed by the Borrowers, the Guarantors, the Required Lenders and the Agent;

(b)	payment of all fees and expenses owed to the Lenders, the Agent and the Agent’s counsel in connection with this First Amendment; and

(c)	such other documents as may be reasonably requested by the Agent.

6. Pursuant to Section 6.06 of the Credit Agreement, the Loan Parties agreed, among other things, not to effect any disposition of any property, or agree to effect any disposition of any property except as expressly permitted thereunder. The Loan Parties have notified the Agent that the Administrative Borrower and Mid-Continent Drilling Company, a Delaware corporation and a Subsidiary Guarantor (“Mid-Continent”), intend to consummate: (i) a sale by the Administrative Borrower to Aldo Corda, an individual (“Corda”), of (a) Twelve Thousand (12,000) registered shares representing one hundred percent (100%) of the voting and total share capital of Holub Sociedad Anonima, a corporation organized and existing under the laws of the Oriental Republic of Uruguay, and (b) Four Hundred Sixty-Five Thousand One Hundred Twenty (465,120) registered shares representing fifty percent (50%) of the voting and total share capital of Diberil Sociedad Anonima, a corporation organized and existing under the laws of the Oriental Republic of Uruguay (“Diberil”); (ii) a sale by Mid-Continent to Corda of (a) one quota representing less than one-hundredth of one percent (0.01%) of the voting and total share capital of Costa Fortuna Fundações E Construções LTDA., a limited liability company organized and existing under the laws of the Federative Republic of Brazil (“Costa Fortuna Brazil”), and (b) one quota representing less than one-hundredth of one percent (0.01%)

of the voting and total share capital of Geobrasil Equipamentos de Fundações LTDA., a limited liability company organized and existing under the laws of the Federative Republic of Brazil; and (iii) a sale by the Administrative Borrower to Diberil of (a) receivables resulting from the Revolving Credit Facility Agreement entered into by the Administrative Borrower and Costa Fortuna Brazil dated August 24, 2012, (b) receivables resulting from the Revolving Credit Facility Agreement entered into by the Administrative Borrower and Costa Fortuna Brazil dated February 25, 2013, (c) an intercompany receivable with Costa Fortuna Brazil and (d) an intercompany receivable with Costa Fortuna S.A., a corporation organized and existing under the laws of the Oriental Republic of Uruguay (the foregoing, collectively, the “Costa Fortuna Sale”). The Costa Fortuna Sale is not permitted under the terms of the Credit Agreement and therefore requires the prior written consent of the Agent and the Required Lenders. Please be advised that, subject to: (i) the delivery of the fully-executed Share Purchase Agreement, by and among the Administrative Borrower, Mid-Continent and Corda with respect to the Costa Fortuna Sale, together with all exhibits, schedules and documents executed and delivered in connection therewith; and (ii) the delivery, promptly, but in any event within five (5) Business Days of closing of the Costa Fortuna Sale, by the Administrative Borrower of each original promissory note payable to the Administrative Borrower (which shall be in form and substance substantially similar to each Promissory Note attached hereto and made a part hereof as Exhibit “A”) to the Agent together with an endorsement of each such note in the form of Exhibit “B” attached hereto and made a part hereof (the foregoing collectively, the “Costa Fortuna Sale Conditions”), the Agent and the Required Lenders hereby (a) consent to the Costa Fortuna Sale and (b) agree that the Costa Fortuna Sale will be deemed to constitute a sale or disposition of assets or an Asset Sale, as the case may be, made in compliance with Section 6.06 for all purposes of the Credit Agreement (including, without limitation, Section 6.04(i), 6.05(d) and 10.02(a)); provided, that if the Loan Parties fail to satisfy any of the Costa Fortuna Sale Conditions, in form and substance satisfactory to the Agent, any such failure shall be deemed to be an Event of Default by the Loan Parties under the Credit Agreement and the consent contained herein shall be deemed to be of no force and effect and void ab initio. Additionally, the Loan Parties have also notified the Administrative Agent that, in the event the Costa Fortuna Sale is not consummated, the Administrative Borrower and Mid-Continent desire to effectuate the winding-up and liquidation or other similar disposition of the entities and related assets subject of the unconsummated Costa Fortuna Sale (the “Costa Fortuna Liquidation”). The Costa Fortuna Liquidation is not permitted under the terms of the Credit Agreement and therefore requires the prior written consent of the Agent and the Required Lenders. Please be advised that, (a) the Agent and the Required Lenders hereby agree that (i) notwithstanding anything in Section 5.16 to the contrary, the Administrative Borrower may designate any or all of the entities subject of the unconsummated Costa Fortuna Sale as Unrestricted Subsidiaries and (ii) whether or not the Administrative Borrower has designated an entity subject of the unconsummated Costa Fortuna Sale as an Unrestricted Subsidiary, such entity will not be deemed to constitute a Company for purposes of Section 8.01 during the pendency of the Costa Fortuna Liquidation, and (b) subject to delivery of evidence in form and substance reasonably satisfactory to the Agent of such winding-up and liquidation or other similar disposition of the entities and related assets pursuant to the Costa Fortuna Liquidation, the Agent and the Required Lenders hereby consent to the Costa Fortuna Liquidation.

7. The Loan Parties hereby reconfirm and reaffirm that each of the representations and warranties made by any Loan Party set forth in Article III of the Credit Agreement or in any other Loan Document are true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) as of the date of this First Amendment (or, to the extent any such representations or warranties relate to an earlier date, such representations and warranties shall have been true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

8. The Loan Parties acknowledge and agree that at all times the Security Documents continue to secure prompt payment when due of the Obligations and the Guarantees remain in full force and effect.

9. Each Loan Party hereby represents and warrants to the Lenders and the Agent that (i) this First Amendment and the transactions to be entered into by each Loan Party in connection herewith are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party; (ii) the execution and delivery hereof by the Loan Parties and the performance and observance by the Loan Parties of the provisions hereof and of the Credit Agreement and all documents executed or to be executed therewith, do not violate the Organizational Documents of any Loan Party or any material Legal Requirement in any material respect; and (iii) this First Amendment, the Credit Agreement and the other Loan Documents executed or to be executed by the Loan Parties in connection herewith or therewith, when executed by such Loan Party, will constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

10. The Loan Parties represent and warrant that (i) no Default or Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery and effectiveness of this First Amendment or the performance or observance of any provision hereof; and (ii) they presently have no claims or actions of any kind at law or in equity against the Lenders or the Agent arising out of or in any way relating to the Credit Agreement or the Loan Documents.

11. Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

12. The agreements and consents contained in this First Amendment are limited to the specific agreements and consents contained herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the Loan Documents shall remain in full force and effect. This First Amendment amends the Credit Agreement and is not a novation thereof.

13. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

14. This First Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York. This First Amendment is a Loan Document.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this First Amendment to be duly executed by their duly authorized officers on the day and year first above written.

ADMINISTRATIVE BORROWER

LAYNE CHRISTENSEN COMPANY

By:	/s/ David Brown
Name:	David Brown
Title:	President & CEO

CO-BORROWERS

BENCOR CORPORATION OF AMERICA-
FOUNDATION SPECIALIST
COLLECTOR WELLS INTERNATIONAL, INC.
FENIX SUPPLY LLC
INLINER TECHNOLOGIES, LLC
INTERNATIONAL DIRECTIONAL SERVICES, L.L.C.
LAYNE HEAVY CIVIL, INC.
LAYNE INLINER, LLC
LAYNE TRANSPORT CO.
LINER PRODUCTS, LLC
REYNOLDS WATER ISLAMORADA, LLC
VIBRATION TECHNOLOGY, INC.
W.L. HAILEY & COMPANY, INC.

By:	/s/ Andrew T. Atchison
Name:	Andrew T. Atchison
Title:	SVP & CFO

GUARANTORS

BOYLES BROS. DRILLING COMPANY
CHRISTENSEN BOYLES CORPORATION
LAYNE INTERNATIONAL, LLC
LAYNE SOUTHWEST, INC.
MEADORS CONSTRUCTION CO., INC.
MID-CONTINENT DRILLING COMPANY

By:	/s/ Andrew T. Atchison
Name:	Andrew T. Atchison
Title:	SVP & CFO

PNC BANK, NATIONAL ASSOCIATION,
as Agent, Co-Collateral Agent, an Issuing Bank, as Swingline Lender and as a Lender

By:	/s/ Robert Anchundia
Name:	Robert Anchundia
Title:	Senior Vice President

WELLS FARGO BANK, N.A.,
as Co-Collateral Agent and as a Lender

By:	/s/ Ryan P. Birnel
Name:	Ryan P. Birnel
Title:	Authorized Signatory

JFIN BUSINESS CREDIT FUND I, LLC,
as a Lender

By:	/s/ J. Paul McDonnell
Name:	J. Paul McDonnell
Title:	Managing Director

EXHIBIT A

FORM OF PROMISSORY NOTES

[See Attached]

EXHIBIT B

FORM OF ENDORSEMENT

ENDORSEMENT

For value received, the undersigned hereby endorses to the order of PNC Bank, National Association, as administrative agent for the Lenders (for itself and the benefit of the Lenders), the attached Promissory Note payable to the undersigned.

LAYNE CHRISTENSEN COMPANY

By:
Name:
Title: